Exhibit 5.1

[●]

RARE ELEMENT RESOURCES LTD.

P.O. Box 271049

Littleton, Colorado

80127

Dear Sirs/Mesdames:

Re: Rare Element Resources Ltd. – Rights Offering

We have acted as Canadian counsel to Rare Element Resources Ltd. (the “Company”), a corporation governed by the laws of the Province of British Columbia, in connection with the distribution today by the Company (the “Rights Offering”) to the holders of record of common shares of the Company (the “Holders”), at no charge, of an aggregate of [●] non-transferable subscription rights (the “Subscription Rights”) to purchase up to [●] common shares of the Company (the “Rights Shares”) at a price of US$0.12 per Rights Share (the “Subscription Price”). The Subscription Rights will be evidenced by rights certificates registered in the names of the Holders, substantially in the form of the rights certificate appended to the Form 8-K (as defined below) (the “Form of Rights Certificate”).

The Company filed with Securities and Exchange Commission (the “Commission”) (i) a registration statement on Form S-1 (File No. 333-[●]) under the Securities Act of 1933, as amended (the “Act”), on December [5], 2023, including a preliminary prospectus and all exhibits thereto (the “Registration Statement”); (ii) a final prospectus on [●] that is part of the Registration Statement; and (iii) a current report on Form 8-K of the Company on [●] (the “Form 8-K”) pertaining to the Rights Offering.

Examinations

In rendering the opinions below, we have examined and relied upon:

(a)	the Form of Rights Certificate;

(b)	an officer’s certificate of the Company (the “Company Certificate”) dated the date hereof certifying matters relating to, among other things, (i) the notice of articles and articles of the Company, (ii) resolutions passed by the board of directors of the Company with respect to, among other things, the Rights Offering, the distribution of the Subscription Rights and the issuance and sale of the Rights Shares upon the exercise of the Subscription Rights, and (iii) certain other factual matters; and

(c)	a certificate of good standing dated December [●], 2023 issued pursuant to the Business Corporations Act (British Columbia) relating to the Company (the “Certificate of Good Standing”).

We have considered such questions of law and examined such statutes and regulations of the Province of British Columbia and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

Our opinions herein are restricted to and based upon the laws of the Province of British Columbia and the federal laws of Canada applicable therein in force on the date hereof (collectively, “BC Law”).

We assume no obligation to revise or supplement this opinion should BC Law change subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinions, we have made the following assumptions and have relied upon the following: (i) all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents; (ii) none of the documents, originals or copies of which we have examined, has been amended, supplemented or revoked; (iii) all facts set forth in official public records and certificates, including the Certificate of Good Standing, and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; (iv) all matters of fact and statements and representations made in the Company Certificate are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; (v) all relevant individuals had full legal capacity at all relevant times; (vi) all executed certificates representing the Subscription Rights (the “Rights Certificates”) will be in the same form and substance as the Form of Rights Certificate and will be duly executed by a duly appointed officer of the Company; and (vii) a certificate of good standing bearing today’s date but otherwise identical to the Certificate of Good Standing would be available if requested.

Whenever our opinion refers to Rights Shares as being “fully paid and non-assessable”, no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Rights Shares of the Company or as to the adequacy of any consideration received.

Opinions

On the basis of the foregoing and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that as of the date hereof:

1.	All necessary corporate action has been taken by the Company to authorize the issuance of the Subscription Rights and the Subscription Rights will be validly issued by the Company when issued in the manner described in the Registration Statement.

2.	The Rights Shares, when issued upon the due exercise of the Subscription Rights in accordance with the provisions set forth in the Form of Rights Certificate including the receipt by the Company of the Subscription Price for the issue of each Rights Share, will be duly and validly issued and will be outstanding as fully paid and non-assessable common shares in the capital of the Company.

Qualifications

The foregoing opinions are subject to the following qualifications, limitations, restrictions and exceptions:

(a)	we have not participated in the preparation of the Registration Statement;

(b)	no opinion is expressed as to the interpretation and application of any provision in any documentation which is governed by, refers to, incorporates by reference or requires compliance with any statute, rule, regulation, custom or practice of any jurisdiction other than the Province of British Columbia, Canada; and

(c)	no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of any Rights Shares, or as to the adequacy of any consideration received therefor.

Limitation

It is understood that this opinion is to be used only in connection with the distribution of the Subscription Rights and the offer and sale of the Rights Shares while the Registration Statement is in effect. We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and/or the Form 8-K filed with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the specific opinions addressed herein as of the date hereof.

Yours truly,

(signed) “FASKEN MARTINEAU DuMOULIN LLP”

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